SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2004

Date of Report

(Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

506 Second Avenue, 9th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure

In March 2004, Brian McAndrews, the Chief Executive Officer and a member of the Board of Directors of aQuantive, Inc., adopted a stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and aQuantive’s insider trading policy. The sales plan, which terminates in December 2005, provides for the sale of up to a maximum of 500,000 shares of common stock that he currently owns or plans to acquire upon exercise of outstanding employee stock options. Sales executed under this plan will be reported on Forms 4 as required under Section 16 of the Exchange Act.

Mr. McAndrews entered into the sales plan in order to diversify his investment portfolio. Rule 10b5-1 permits the implementation of a written prearranged plan entered into at a time when the insider is not aware of any material nonpublic information and allows the insider to trade on a regularly scheduled basis as specified in the plan regardless of any material nonpublic information thereafter received by the insider. These plans generally allow corporate insiders to gradually diversify holdings of stock while minimizing any market effects of such trades by spreading them out over an extended period of time. The shares subject to this sales plan constitute approximately 15% of the shares, including shares subject to issuance upon exercise of options, currently held by Mr. McAndrews.

Except as required by law, aQuantive does not by filing this report undertake to report modifications to or a termination of this trading plan, nor the establishment of future trading plans by this officer or other officers or directors of aQuantive.

In accordance with general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2004

AQUANTIVE, INC.

By:	/s/ LINDA SCHOEMAKER
Name:	Linda Schoemaker
Title:	Senior Vice President and General Counsel